EXHIBIT 3.1 LILIS ENERGY, INC. AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C-1 9.75% CONVERTIBLE PARTICIPATING PREFERRED STOCK and SERIES C-2 9.75% CONVERTIBLE PARTICIPATING PREFERRED STOCK PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTE The undersigned, Ronald D. Ormand and Joseph C. Daches, do hereby certify that: 1. They are the Executive Chairman and Executive Vice President, Chief Financial Officer and Treasurer, respectively, of Lilis Energy, Inc., a Nevada corporation (the “Corporation”). 2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which, giving effect to this Certificate of Designation (as defined below) and that certain Certificate of Designation of Preferences, Rights and Limitations of Series D 8.25% Convertible Participating Preferred Stock, dated as of October 10, 2018, and the issuances contemplated hereby and thereby, 100,000 shares of preferred stock are designated as “Series C-1 9.75% Convertible Participating Preferred Stock” (which shares were previously designated as “Series C 9.75% Convertible Participating Preferred Stock” pursuant to the Original Certificate of Designation (as defined below)), 25,000 shares of preferred stock are designated as “Series C-2 9.75% Convertible Participating Preferred Stock” and 39,254 shares of preferred stock are designated as “Series D 8.25% Convertible Participating Preferred Stock” (the “Series D Preferred Stock”). 3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”) on October 1, 2018 in accordance with the provisions of the Articles of Incorporation, the bylaws of the Corporation and applicable law, providing for (i) the issuance of a subseries of preferred stock of the Corporation designated as “Series C-2 9.75% Convertible Participating Preferred Stock” and (ii) the amendment and restatement of the original Certificate of Designation of Preferences, Rights and Limitations of Series C 9.75% Convertible Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Nevada on January 31, 2018 (the “Original Certificate of Designation”) in the form of this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C-1 9.75% Convertible Participating Preferred Stock and Series C-2 9.75% Convertible Participating Preferred Stock (this “Certificate of Designation”): WHEREAS, the Articles of Incorporation of the Corporation provide for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series; and WHEREAS, the Articles of Incorporation authorize the Board of Directors to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and KE 57142405 #5792961 liquidation preferences of any wholly unissued series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series of Preferred Stock and the designation thereof. NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby approve and adopt this Certificate of Designation, as set forth below, amending and restating the Original Certificate of Designation in its entirety, and that this Certificate of Designation shall become effective upon filing this Certificate of Designation with the Secretary of State of the State of Nevada: TERMS OF PREFERRED STOCK Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings: “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act; provided, that no portfolio company of a Holder or its Affiliates shall be considered or otherwise deemed an Affiliate thereof. “Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Corporation, dated as of October 10, 2011, as amended from time to time. “Board of Directors” shall have the meaning set forth in the Preamble. “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York or Texas are authorized or required by law or other governmental action to close. “C-1 Initial Market Price” shall have the meaning set forth in Section 5(a). “C-1 Original Issue Date” means January 31, 2018. “C-1 Preferred Stock” shall have the meaning set forth in Section 2(a). “C-1 Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 31, 2018, by and among the Corporation and the Värde Parties, as amended, modified or supplemented from time to time in accordance with its terms. “C-1 Securities” means the C-1 Preferred Stock and the shares of Common Stock issued and issuable upon conversion of such C-1 Preferred Stock in accordance with the terms of this Certificate of Designation. “C-2 Initial Market Price” shall have the meaning set forth in Section 5(a). “C-2 Original Issue Date” means October 10, 2018. “C-2 Preferred Stock” shall have the meaning set forth in Section 2(a). 2

“C-2 Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date of the Transaction Agreement, by and among the Corporation and the Värde Parties, as amended, modified or supplemented from time to time in accordance with its terms. “C-2 Securities” means the C-2 Preferred Stock and the shares of Common Stock issued and issuable upon conversion of such C-2 Preferred Stock in accordance with the terms of this Certificate of Designation. “Change of Control” means: (a) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (i) any Holder, (ii) any Lender (as defined in the Specified Second Lien Credit Agreement) pursuant to any Conversion (as specified in, and as defined in, the Specified Second Lien Credit Agreement) or (iii) any Affiliates of any Holder or any such Lender, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding capital stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors of the Corporation (or its successor by merger, consolidation or purchase of all or substantially all of its assets); (b) except as permitted by Section 6.04 of the Specified Second Lien Credit Agreement, a disposition by the Corporation or a Subsidiary pursuant to which the Corporation or any Subsidiary sells, leases, licenses, transfers, assigns or otherwise disposes, in one or a series of related transactions, all or substantially all of the properties and assets of the Corporation and its Subsidiaries taken as a whole; (c) the Corporation’s stockholders approve any plan relating to the liquidation or dissolution of the Corporation; or (d) the occurrence of a “Change of Control” (or similar term) as such term is defined in any of (i) the RBL Credit Agreement, (ii) the Specified Second Lien Credit Agreement or (iii) any other credit facility, indenture or other similar instrument of the Corporation or its Subsidiaries under which indebtedness of the Corporation or its Subsidiaries of at least $5 million is outstanding at the time of such occurrence or at any point in the 90 days prior thereto. “Commission” means the United States Securities and Exchange Commission. “Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed. “Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any 3 time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. “Conversion Date” shall have the meaning set forth in Section 7(a). “Conversion Price” shall have the meaning set forth in Section 7(c). “Conversion Ratio” shall have the meaning set forth in Section 7(a). “Corporation” shall have the meaning set forth in the Preamble. “Dividend Payment Date” shall have the meaning set forth in Section 3(b). “Dividend Rate” means (i) on or prior to April 26, 2021, 9.75% per annum and (ii) following April 26, 2021, 12.00% per annum; provided, that if, for any Dividend Payment Date after April 26, 2021, dividends on the Preferred Stock are not paid in full in cash on such Dividend Payment Date, then the Dividend Rate for the dividends payable on such Dividend Payment Date (but not on any subsequent Dividend Payment Date on which such dividends are paid in full in cash) shall be 15.00% per annum. “Effective Date” means the earliest of the date on which (a) a registration statement registering all of the Underlying Shares has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the first anniversary of the Original Issue Date, provided that a holder of Underlying Shares is not, and has not been for a period of at least 90 days, an Affiliate of the Corporation, all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Corporation counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders. “Equity Conditions” means, on the dates in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates required pursuant to the terms hereof, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock (other than accrued and unpaid dividends for which the Dividend Payment Date has not yet occurred), (c)(i) there is an effective registration statement in respect of the Underlying Shares pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Underlying Shares then issuable pursuant to the Transaction Documents or (ii) all of the Underlying Shares then issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation, (d) the Common Stock is trading on a Trading Market and all of the Underlying Shares then issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market, (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the Underlying Shares then issuable 4 pursuant to the Transaction Documents, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 7(f) herein, (g) there has been no public announcement of a pending or proposed Change of Control that has not been consummated and, as reasonably determined by the Corporation in good faith, the Corporation is not then negotiating written definitive documentation for any transaction under active consideration by the Board of Directors which may result in a Change of Control, (h) the Underlying Shares are not then subject to a trading “lock-up” under any agreement entered into with or at the request of the Corporation or this Certificate of Designation which restricts the sale or transfer of the Underlying Shares and (i) for the applicable Threshold Period, the average daily trading volume for the Common Stock on the principal Trading Market exceeds $500,000. “Forced Conversion Date” shall have the meaning set forth in Section 7(b). “Forced Conversion Notice” shall have the meaning set forth in Section 7(b). “Forced Conversion Notice Date” shall have the meaning set forth in Section 7(b). “GAAP” means United States generally accepted accounting principles. “Holder” shall have the meaning given such term in Section 3(a). “Holder Majority” means the Holders of a majority of the outstanding shares of Preferred Stock. “HSR Act” shall have the meaning set forth in Section 7(g). “Investor Director” shall have the meaning set forth in Section 11(a). “Issuable Maximum” shall have the meaning set forth in Section 7(f). “Junior Securities” means the Common Stock (and Common Stock Equivalents) and all other classes of the Corporation’s common stock and each other class of capital stock or series of preferred stock, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation. “Liquidation” shall have the meaning set forth in Section 6. “Notice of Conversion” shall have the meaning set forth in Section 7(a). “Officer” shall mean the Executive Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary, any Assistant Secretary or any Assistant Treasurer of the Corporation. “Optional Redemption” shall have the meaning set forth in Section 8(a). “Optional Redemption Amount” shall have the meaning set forth in Section 8(a)(i). “Optional Redemption Date” shall have the meaning set forth in Section 8(a). 5

“Optional Redemption Notice” shall have the meaning set forth in Section 8(a). “Optional Redemption Notice Date” shall have the meaning set forth in Section 8(a). “Original Issue Date” means (i) the C-1 Original Issue Date, with respect to the C-1 Preferred Stock, and (ii) the C-2 Original Issue Date, with respect to the C-2 Preferred Stock. “Parity Securities” shall mean any class of capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind. “Preferred Stock” shall have the meaning set forth in Section 2(a). “Purchase Agreement” means the Securities Purchase Agreement, dated as of January 30, 2018, among the Corporation and the original Holders of C-1 Preferred Stock, as amended, modified or supplemented from time to time in accordance with its terms. “RBL Credit Agreement” means that certain Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 10, 2018, by and among the Corporation, the guarantors from time to time party thereto, the lenders party thereto and BMO Harris Bank, N.A., as administrative agent and collateral agent, as amended from time to time (in accordance with the Second Lien Credit Agreement, any applicable intercreditor agreement and this Certificate of Designation). “Record Date” means, with respect to any issuance, dividend or distribution declared, paid or made on or with respect to any capital stock of the Corporation, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution. “Requisite Stockholder Approval” shall have the meaning set forth in the Transaction Agreement. “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule. “Second Lien Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2017, by and among the Corporation, the guarantors from time to time party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time (including, for the avoidance of doubt, documentation evidencing the Term Loan Take Back Debt (as defined therein)). “Securities” means the Preferred Stock and the Underlying Shares. 6

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. “Senior Securities” shall mean each class of capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation, including the Series D Preferred Stock. “Series D Preferred Stock” shall have the meaning set forth in the preamble. “Share Delivery Date” shall have the meaning set forth in Section 7(d)(i). “Specified Party” shall have the meaning set forth in Section 11(h). “Specified Second Lien Credit Agreement” means the Second Lien Credit Agreement (i) if then in effect and an Affiliate of Värde Partners, Inc. is then a lender thereunder and the “Lead Lender” (as defined therein), as then in effect or (ii) if not then in effect or an Affiliate of Värde Partners, Inc. is not then a lender thereunder and the “Lead Lender,” as last in effect immediately prior to earlier of (A) the time at which it was terminated and paid in full in accordance with the terms thereof or (B) the time at which an Affiliate of Värde Partners, Inc. was no longer a lender thereunder and the “Lead Lender.” “Stated Value” shall have the meaning set forth in Section 2(a). “Stockholder Meeting” shall have the meaning set forth in the Transaction Agreement. “Subsidiary” means any direct or indirect subsidiary of the Corporation, including those set forth on Schedule 3.1(a) to the Purchase Agreement or the Transaction Agreement, and any direct or indirect subsidiary of the Corporation formed or acquired after the date of the the Purchase Agreement or the Transaction Agreement. “Threshold Period” shall have the meaning set forth in Section 7(b). “Trading Day” means a day on which the principal Trading Market is open for business. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing). “Transaction Agreement” means the Transaction Agreement, dated as of the C-2 Original Issue Date, by and among the Corporation and the original Holders of C-2 Preferred Stock, as amended, modified or supplemented from time to time in accordance with its terms. “Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Transaction Agreement, the C-1 Registration Rights Agreement, the C-2 Registration Rights Agreement, and all exhibits and schedules thereto and hereto. 7

“Transfer Agent” means Corporate Stock Transfer, the current transfer agent of the Corporation with a mailing address of 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 and a facsimile number of (303) 282-5800, and any successor transfer agent of the Corporation. “Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock in accordance with the terms of this Certificate of Designation. “VWAP” means, for any date, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)). Section 2. Designation, Amount and Par Value; Ranking. (a) The series of preferred stock established pursuant to this Certificate of Designation shall be designated as: (i) “Series C-1 9.75% Convertible Participating Preferred Stock” (the “C-1 Preferred Stock”) and the number of shares so designated and authorized shall be 100,000 (which shall not be subject to increase without the affirmative vote or written consent of a Holder Majority); and (ii) “Series C-2 9.75% Convertible Participating Preferred Stock” (the “C-2 Preferred Stock” and, together with the C-1 Preferred Stock, the “Preferred Stock”) and the number of shares so designated and authorized shall be 25,000 (which shall not be subject to increase without the affirmative vote or written consent of a Holder Majority. Each share of Preferred Stock shall have an initial par value of $0.0001 per share and an initial stated value equal to $1,000.00 per share, subject to increase as set forth in Section 3 below (the “Stated Value”). (b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior in all respects to all Junior Securities; (ii) pari passu with all Parity Securities; and (iii) junior in all respects to all Senior Securities, in each case, as provided more fully herein. Section 3. Dividends. (a) Participating Dividends. Without limiting Section 10 of this Certificate of Designation, for so long as any shares of Preferred Stock are outstanding, no dividend or other distribution (other than any stock dividend or distribution subject to Section 7 of Schedule 7(c) hereto, any distribution of rights pursuant to a stockholder rights plan contemplated by Section 9 of Schedule 7(c) hereto or any distribution upon a Liquidation) may be declared or paid on the Common Stock or to the holders thereof unless the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”) receive, simultaneously with the distribution to the holders of the Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holders would have received if such shares of Preferred Stock or portion thereof had been fully converted into Common Stock on the date of such event (whether or not such Preferred Stock is then convertible). (b) Dividends in Cash or in Kind. In addition to participation in cash dividends on, or distributions to, Common Stock as set forth in Section 3(a), Holders shall be entitled to receive, and the Corporation shall pay (prior to any distributions made in respect of any Junior 8

Securities and prior to or contemporaneously with any distributions made in respect of any Parity Securities, in each case in respect of the same fiscal quarter), cumulative dividends per share (as a percentage of the Stated Value per share) at the Dividend Rate, payable and compounded quarterly in arrears on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Business Day, the applicable payment, if paid in cash, shall be due on the next succeeding Business Day, and no interest or dividends on such payment shall accrue or accumulate in respect of such delay), in (i) cash out of funds legally available therefor, (ii) by an increase in the Stated Value of the Preferred Stock, or (iii) any combination of clause (i) and (ii), in each case, in an amount equal to the accrued but unpaid dividends due to a Holder in respect of each share of Preferred Stock on the Dividend Payment Date. For the avoidance of doubt, (i) any dividends paid by an increase in the Stated Value pursuant to this Section 3(b) shall be deemed to have been paid in full for all purposes and (ii) the C-1 Preferred Stock and the C-2 Preferred Stock shall be paid on a pari-passu basis, including as to the time of payment and the type and combination of dividends paid pursuant to the immediately foregoing sentence. The default method of payment shall be an increase in the Stated Value unless, at least five Business Days prior to a Dividend Payment Date, the Corporation provides written notice to the Holders of its election to pay in cash and such cash payment is actually and timely made. Dividends shall be paid pro rata for any partial quarter. (c) Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date and shall be deemed to accrue from such date whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Section 4. Maturity. The Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Certificate of Designation. Section 5. Voting Rights. (a) The Holders shall be entitled to vote with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock and to receive notice of all stockholders’ meetings in accordance with the Articles of Incorporation and bylaws of the Corporation, and applicable law or regulation or stock exchange rule, as if the Holders of Preferred Stock were holders of Common Stock. When voting with the Common Stock, the Holders shall be entitled to the number of votes per share of Preferred Stock equal to the Stated Value as of the applicable Record Date or other determination date divided by (i) $4.42 (provided, that such price shall be adjusted in the same manner as the Conversion Price is adjusted upon the occurrence of any event specified in Section 7 of Schedule 7(c), the “C-1 Initial Market Price”), with respect to the C-1 Preferred Stock or (ii) $4.41 (provided, that such price shall be adjusted in the same manner as the Conversion Price is adjusted upon the occurrence of any event specified in Section 7 of Schedule 7(c), the “C-2 Initial Market Price”), with respect to the C-2 Preferred Stock. 9

(b) Each Holder will have one vote per share of Preferred Stock on any matter on which Holders of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent. Section 6. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive, in respect of each share of Preferred Stock, out of the assets, whether capital or surplus, of the Corporation an amount equal to the greater of (i) the applicable Optional Redemption Amount and (ii) the proceeds the Holders would be entitled to receive on the number of shares of Common Stock into which such share of Preferred Stock would then be convertible (whether or not such Preferred Stock is then convertible), after any amount shall be paid to holders of any Senior Securities, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts payable to Holders and the amounts payable to the holders of any Parity Securities, then the entire assets to be distributed to the Holders and the holders of any Parity Securities shall be ratably distributed among the Holders and the holders of any Parity Securities in accordance with the respective amounts that would be payable on shares of Preferred Stock and any Parity Securities if all amounts payable thereon were paid in full. A Change of Control shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. Section 7. Conversion. (a) Conversions at Option of Holder. Subject to Section 7(f) and Section 7(g), each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the applicable Optional Redemption Amount that would have been received by the applicable Holder upon the redemption of the applicable shares of Preferred Stock as of the Conversion Date by the then-applicable Conversion Price (the “Conversion Ratio”). Holders shall effect conversions by (i) providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) and (ii), if applicable, delivering to the Corporation any certificate(s) representing the shares of Preferred Stock to be converted. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. If less than all of the shares of Preferred Stock represented by any certificate are so converted, the Corporation shall promptly issue and deliver to the applicable Holder a certificate representing the balance of such shares of Preferred Stock not so converted. 10

(b) Forced Conversion. If (i) the VWAP of the Common Stock for at least 20 Trading Days during the 30 Trading Day period immediately preceding the delivery of a Forced Conversion Notice pursuant to this Section 7(b) (a “Threshold Period”) has been at least 140% of the Conversion Price then in effect, the Corporation may, within one Trading Day after the end of any such Threshold Period, by delivery of a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”), cause each Holder to convert all or any portion of such Holder’s Preferred Stock (as specified in such Forced Conversion Notice, which shall apply to the Holders pro rata based on the number of shares of Preferred Stock held by each of them if such conversion is for less than all of the then-outstanding shares of Preferred Stock) into shares of Common Stock at the applicable Conversion Ratio, it being agreed that the “Conversion Date” for purposes of Section 7(b) shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective under any of the following circumstances: (i) if the Forced Conversion Notice is delivered prior to the earlier of (a) the Maturity Date (as defined in the Specified Second Lien Credit Agreement) and (b) the exercise by the lenders of the Term Loan Conversion and Delayed Draw Term Loan Conversion (in each case, as defined in the Specified Second Lien Credit Agreement) pursuant to Sections 11.01 and 11.02 of the Specified Second Lien Credit Agreement, respectively, (ii) if the Corporation has previously exercised the Borrower Conversion Right (as defined in the Specified Second Lien Credit Agreement) pursuant to Section 11.04 of the Specified Second Lien Credit Agreement as to all of the outstanding Term Loan and Delayed Draw Term Loans (in each case, as defined in the Specified Second Lien Credit Agreement) or (iii) if all of the Equity Conditions are not met on both of (A) the applicable Forced Conversion Notice Date and (B) the applicable Forced Conversion Date. For the avoidance of doubt, (i) a Forced Conversion shall be subject to all of the provisions of this Section 7, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions and (ii) the Corporation is not entitled to force the conversion of the Preferred Stock except as expressly provided in this Section 7. (c) Conversion Price. The conversion price for the Preferred Stock shall equal $6.15, subject to adjustment as provided in Schedule 7(c) (the “Conversion Price”). (d) Mechanics of Conversion. (i) Delivery of Underlying Shares Upon Conversion. Not later than three Trading Days after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of the Preferred Stock which, on or after the later of (i) the applicable date specified in Section 13(a) or (ii) the applicable Effective Date, shall be free of restrictive legends and trading restrictions (subject to Section 4.3 of the Purchase Agreement and Section 4.2 of the Transaction Agreement, as applicable). (ii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Underlying Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or 11 inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Underlying Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its shares of Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue the Underlying Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Underlying Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. (iii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which a Holder would otherwise be entitled, the Corporation shall, at its election, either (i) pay cash equal to such fraction multiplied by the VWAP of the Common Stock for the Trading Day immediately preceding the applicable Conversion Date or (ii) round up to the next whole share. Whether or not fractional shares would be issuable to any Holder upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock held by such Holder and then being converted. (iv) Transfer Taxes and Expenses. The issuance of Underlying Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any service charge or any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Underlying Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Underlying Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Underlying 12

Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Underlying Shares. (e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times take all lawful action to reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of Common Stock as shall be issuable upon the conversion of the then-outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be issuable upon conversion of the Preferred Stock shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. (f) Issuance Limitations. Notwithstanding anything herein or in Schedule 7(c) hereto to the contrary, if the Corporation has not obtained Requisite Stockholder Approval, then the Corporation may not issue, upon conversion of the Preferred Stock, a number of shares of Common Stock in respect of any share of Preferred Stock that would exceed, in the aggregate, (A) the Stated Value divided by (B)(i) the C-1 Initial Market Price, with respect to the C-1 Preferred Stock, or (ii) the C-2 Initial Market Price, with respect to the C-2 Preferred Stock (the maximum number of shares issuable because of the foregoing limitations, the “Issuable Maximum”). If the Corporation has not obtained Requisite Stockholder Approval upon conversion of any shares of Preferred Stock subject to the foregoing limitation, then the applicable Holder shall be entitled to receive upon such conversion a number of shares of Common Stock equal to the Issuable Maximum, with any share of Preferred Stock not converted in whole remaining outstanding. (g) HSR Act. If, in connection with any exercise of any the Holder’s or the Corporation’s conversion rights pursuant to this Section 7, the Corporation or any such Holder determines, after consultation with counsel, that any filings are required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the acquisition of Common Stock by such Holder pursuant to such conversion, then (i) the Corporation and such Holder shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be made promptly the filings required of such party or its Affiliates pursuant to the HSR Act; provided, however, that all fees payable to any governmental authorities relating to filings required to be made pursuant to the HSR Act shall be paid and borne equally by such Holder and the Corporation and (ii) the Conversion Date for such conversion shall not occur prior to the expiration or termination of the waiting period under the HSR Act. In furtherance and not in limitation of the foregoing, the Corporation and such Holder shall, to the extent permissible by law, (i) cooperate with the other party and furnish to the other party all information in such party’s possession that is reasonably necessary in connection with such other party’s filings; (ii) promptly inform the other party of, and supply to such other party copies of, any material communication (or other correspondence or 13 memoranda) from or to, and any proposed understanding or agreement with, any governmental authority in respect of such filings; (iii) consult and cooperate with the other party and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings with any governmental authority relating to such filings; and (iv) comply, as promptly as is reasonably practicable, with any requests received by such party or any of its Affiliates under the HSR Act for additional information, documents, or other materials. If either party intends to participate in any material communication or meeting with any governmental authority with respect to such filings, it shall give the other party reasonable notice thereof and, to the extent permitted by the governmental authority, an opportunity to participate in any such meeting or communication. Notwithstanding anything in this Section 7(g) to the contrary, in no event shall the Corporation or any of its Affiliates or such Holder or any of its Affiliates be required, under the HSR Act or otherwise, to (i) propose, negotiate, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Person, (ii) accept any condition, undertake any obligation, or take or refrain from taking any action that would limit such Person’s freedom of action with respect to, or its ability to own or operate, any of its businesses or assets; (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any governmental order or judicial order that is in effect that prohibits, prevents or restricts the conversion of shares of Preferred Stock; or (iv) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any such conversion. Section 8. Optional Redemption. (a) Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8, Section 9 and the Holder’s conversion rights pursuant to Section 7(a), at any time after the Original Issue Date the Corporation may deliver a notice to the Holders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its election (which shall be irrevocable but may be conditioned on the occurrence of any one or more events) to redeem some or all of the then-outstanding Preferred Stock, for cash in an amount equal to the Optional Redemption Amount on the 20th Business Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the Business Day immediately preceding the Optional Redemption Date. (i) Optional Redemption Amount. Each share of Preferred Stock redeemed pursuant to this Section 8 shall be redeemed by paying cash in an amount equal to (A) the applicable Stated Value, multiplied by (x) 120%, if the Optional Redemption is consummated on or prior to December 31, 2018, (y) 125%, if the Optional Redemption is consummated after December 31, 2018 and on or prior to December 31, 2019 and (z) 130%, if the Optional Redemption is consummated after December 31, 2019, plus (B) all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of such Preferred Stock as of the Optional Redemption Date (such amount, the “Optional Redemption Amount”). 14

(ii) Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption has not been paid by the Corporation on the Optional Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 15% per annum or the maximum rate permitted by applicable law. (iii) Limitations on Redemption. (1) Any Optional Redemption by the Corporation must be of Preferred Stock having a minimum aggregate Stated Value of $20 million as of the Optional Redemption Notice Date (or such lesser amount if such Optional Redemption is for all of the remaining Preferred Stock). (2) The Corporation may consummate no more than one partial Optional Redemption within any 6-month period. (3) Any Optional Redemption shall be applied ratably to all of the Holders based on each Holder’s relative ownership of shares of Preferred Stock. (4) The Preferred Stock shall only be redeemable as expressly set forth in this Section 8 and Section 9. Section 9. Change of Control. On or before the 20th Business Day prior to the consummation of a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control has occurred or will occur), the Corporation shall provide written notice thereof to the Holders, and in connection with any such Change of Control, each Holder may elect one of the following options (subject to such Change of Control having actually occurred or actually occurring) by notice given to the Corporation within 20 Business Days after the date the Corporation provides such written notice (it being understood that if a Holder fails to timely provide notice of its election to the Corporation, such Holder shall be deemed to have elected the option set forth in clause (b) below): (a) cause the Corporation to redeem all of such Holder’s shares of Preferred Stock for cash in an amount per share of Preferred Stock equal to (i) the applicable Optional Redemption Amount in effect immediately prior to the consummation of such Change of Control plus (ii)(x) the applicable Stated Value in effect immediately prior to the consummation of such Change of Control multiplied by (y) 2.5%; (b) convert all of such Holder’s shares of Preferred Stock at the Conversion Ratio in effect immediately prior to the consummation of such Change of Control; or (c) subject to (i) any adjustments pursuant to Schedule 7(c) and (ii) the Corporation’s (or, if the Corporation is not the surviving entity of such Change of Control, the Corporation’s successor’s) right to redeem the Preferred Stock pursuant to Section 8, continue to hold such Holder’s shares of Preferred Stock. 15

Section 10. Negative Covenants. As long as any shares of Preferred Stock are outstanding, without the prior affirmative vote or prior written consent of a Holder Majority, the Corporation shall not, directly or indirectly (whether by way of amendment to the charter documents, merger, recapitalization, or otherwise): (a) amend, alter, modify or repeal the Articles of Incorporation or the bylaws of the Corporation, in any manner that materially and adversely affects any rights, preferences, privileges or voting powers of the Preferred Stock or Holders; (b) (i) issue, authorize or create, or increase the issued or authorized amount of, Preferred Stock, any class or series of Senior Securities or any Parity Securities or security convertible into or evidencing the right to purchase any shares of Preferred Stock, Senior Securities or Parity Securities other than equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of Preferred Stock in accordance with Section 8 or (ii) prior to the Stockholder Meeting, issue Additional Shares of Common Stock (as defined in Schedule 7(c) hereto and including Additional Shares of Common Stock deemed to be issued pursuant to Section 2 of Schedule 7(c) hereto), without consideration or for a consideration per share less than the C- 2 Initial Market Value; (c) declare or pay any dividends or distributions on, or redeem or repurchase, or permit any of its controlled Subsidiaries to redeem or repurchase, shares of Common Stock or any other shares of Junior Securities other than (i) (A) any stock dividend or distribution subject to Section 7 of Schedule 7(c) hereto, (B) any distribution of rights pursuant to a stockholder rights plan contemplated by Section 9 of Schedule 7(c) hereto or (C) any distribution upon a Liquidation or (ii) redemptions of incentive equity of the Corporation or its Subsidiaries held by employees of the Corporation or its Subsidiaries in connection with the administration of any employee benefit plan of the Corporation in the ordinary course of business; (d) authorize, issue or transfer, or permit any of its controlled Subsidiaries to authorize, issue or transfer, any equity (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity) in any Subsidiary other than (i) equity issued or transferred to the Corporation or another wholly-owned Subsidiary of the Corporation or (ii) equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of Preferred Stock in accordance with Section 8; or (e) subject to right of the holders of Common Stock to amend the provisions of the bylaws of the Corporation relating to the number of directors constituting the entire Board of Directors or the manner in which such number of directors is determined (but, for the sake of clarity, without limiting the Holders’ rights pursuant to Section 11), modify the number of directors constituting the entire Board of Directors at any time when the Holders have the right to designate an Investor Director pursuant to Section 11; provided, that the Corporation may increase the number of directors constituting the entire Board of Directors without the consent of a Holder Majority if the Holders are given the right to designate one or more additional Investor Directors as necessary to cause (i) the number of Investor Director(s) the Holders have the right to designate relative to the number of directors constituting the entire Board of Directors to be in the same proportion as (ii) the number of Underlying Shares then issuable on conversion of the outstanding shares of Preferred Stock relative to the total number of outstanding shares of Common Stock 16

(without regard to the limitation set forth in Section 7(f) and giving effect to the conversion of such shares of Preferred Stock, whether or not then convertible), rounded up or down to the nearest whole director. For so long as shares of Preferred Stock having an aggregate Optional Redemption Amount of at least $50 million are outstanding, without the prior affirmative vote or prior written consent of a Holder Majority, the Corporation shall not, and shall not permit any of its controlled Subsidiaries to, directly or indirectly (whether by way or amendment to the charter documents, merger, recapitalization, or otherwise): (f) incur any indebtedness or permit to exist any liens on any of the Corporation’s or its Subsidiaries assets or properties, other than (i) indebtedness expressly permitted under Section 6.02 of the Specified Second Lien Credit Agreement and (ii) liens expressly permitted under Section 6.03 of the Specified Second Lien Credit Agreement; provided, that, the Corporation shall only be permitted to refinance, and incur corresponding liens in connection with any refinancing of, “Permitted First Lien Debt,” “Revolving Debt,” “Obligations” and/or any refinancing debt in respect thereof, as applicable and as each such term is defined in the Specified Second Lien Credit Agreement, in each case, (1) with indebtedness (A) the principal amount of which does not exceed the sum of (x) the total outstanding principal amount of such debt being refinanced, plus (y) any usual and customary accrued and unpaid interest, premium, fees and costs and expenses thereon and (B) that does not contain terms and conditions that are materially adverse to the Preferred Stock or the interests of the Holders relative to the terms and conditions of the indebtedness being refinanced and (2) if, following the incurrence of any such indebtedness and after giving pro forma effect to the incurrence of such indebtedness and the application of proceeds thereof and the occurrence of any material acquisitions and/or dispositions on or prior to such date of determination, the Corporation delivers an officers’ certificate certifying that the Proved Developed Producing Coverage Ratio (as defined in the Specified Second Lien Credit Agreement) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such indebtedness is incurred would be greater than 1.40:1.00; (g) enter into, adopt or agree to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of dividends on, or the redemption of, the Preferred Stock) under any credit facility, indenture or other similar instrument of the Corporation (including, for the avoidance of doubt, the RBL Credit Agreement and Second Lien Credit Agreement) that would be more restrictive on the payment of dividends on, or redemption of, the Preferred Stock than those existing as of the Original Issue Date (provided that, for the avoidance of doubt, any decrease in the amount available to make restricted payments under any such provisions that are the result of the Corporation utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in any such credit facility, indenture or other similar instrument as of the Original Issue Date shall not require the consent of the Holders pursuant to this Section 10(g)); (h) liquidate or dissolve the Corporation; 17

(i) enter into any material new line of business or fundamentally change the nature of the Corporation’s business (including, for the avoidance of doubt, any acquisition of oil and gas properties outside the Permian Basin); or (j) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval). Section 11. Board Representation Rights. (a) Subject to Section 11(b), without limiting other rights the Holders and their Affiliates may have, from and after the Original Issue Date, the Holder Majority shall have the exclusive right (but not the obligation), voting separately as a class, to designate to the Board of Directors, the following number of directors (the “Investor Directors”): (i) two Investor Directors (subject to increase pursuant to Section 10(e)) for as long as the Underlying Shares then issuable on conversion of the outstanding shares of Preferred Stock (without regard to the limitation set forth in Section 7(f)) represent at least 15% of the total number of outstanding shares of Common Stock (without regard to the limitation set forth in Section 7(f) and giving effect to the conversion of such shares of Preferred Stock, whether or not then convertible); and (ii) one Investor Director (subject to increase pursuant to Section 10(e)) for as long as the Underlying Shares then issuable on conversion of the outstanding shares of Preferred Stock (without regard to the limitation set forth in Section 7(f)) represent at least 7.5% of the total number of outstanding shares of Common Stock (without regard to the limitation set forth in Section 7(f) and giving effect to the conversion of such shares of Preferred Stock, whether or not then convertible). (b) Notwithstanding anything herein to the contrary, the number of Investors Directors the Holders shall be entitled to designate pursuant to Section 11(a) shall be reduced if, and only to the extent necessary in order to comply with applicable law or Trading Market rules (as directed in writing by the Commission or the Trading Market on which the Common Stock is then listed) so that the percentage of the number of directors constituting the entire Board of Directors represented by the number of Investor Directors does not exceed the percentage of the outstanding Common Stock represented by the Underlying Shares then issuable on conversion of the outstanding shares of Preferred Stock (without regard to the limitation set forth in Section 7(f) and giving effect to the conversion of such shares of Preferred Stock, whether or not then convertible), rounded up to the nearest whole number of Investor Directors. (c) Within 10 Business Days after notice to the Corporation by the Holder Majority of the identity of the persons designated to be the initial Investor Directors, subject to confirmation by the Corporation that such initial Investor Directors meet the requirements of Section 11(f), the Corporation shall cause such persons to be appointed to the Board of Directors 18 as the initial Investor Directors. The Corporation shall take all actions within its power to cause all designees designated pursuant to Section 11(a) to be appointed to the Board of Directors. (d) Each Investor Director designated pursuant to Section 11(a) shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal; any vacancy or newly created directorship in the position of an Investor Director while the Holders have the right to appoint such Investor Director pursuant to Section 11(a) may be filled only by the Holder Majority, subject to the fulfillment of the requirements set forth in Section 11(f); and each Investor Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Holder Majority while the Holders have the right to appoint such Investor Director pursuant to Section 11(a). (e) At all times while an Investor Director is serving as a member or observer of the Board of Directors, and following any such Investor Director’s death, disability, resignation or removal, such Investor Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member or observer of the Board of Directors (f) Notwithstanding anything to the contrary, any Investor Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof acting in good faith (provided, that, for the avoidance of doubt, any investment professional of Värde Partners, Inc. or its Affiliates shall be deemed reasonably acceptable) and satisfy all applicable Commission and stock exchange requirements regarding service as a regular director of the Corporation and shall comply in all material respects with the Corporation’s corporate governance guidelines as in effect from time to time. (g) The right to designate an Investor Director pursuant to Section 11(a) shall automatically terminate at such time as the Holders meet the conditions set forth in Section 11(a)(i) or Section 11(a)(ii), as applicable, and at such time, if requested in writing by the Corporation, any Investor Directors then serving on the Board of Directors in excess of the entitled amount (if less than all then Investor Directors, then as selected by the Holder Majority) shall promptly resign from the Board of Directors. (h) To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Holders or any of their respective Affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, investment manager, investment advisor, Affiliates or subsidiaries (other than the Corporation and its Subsidiaries), including any director or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, investment manager, investment advisor, Affiliate or subsidiary of any Holder (each, a “Specified Party”), even if the business opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Specified Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Party against any claim that such 19

Person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Section 12. Issuance of Shares. (a) Shares of Common Stock issued upon conversion of shares of Preferred Stock shall be in certificated form unless otherwise determined by the Corporation and permitted by the bylaws of the Corporation and the laws of the State of Nevada. (b) Each book-entry notation (and, if applicable, each certificate) representing shares of Preferred Stock shall bear a legend substantially to the following effect: THE SECURITIES REPRESENTED BY THIS CERTIFICATE IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE IDENTIFIED HEREIN ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION AND A SECURITIES PURCHASE AGREEMENT, DATED AS OF JANUARY 30, 2018 // A TRANSACTION AGREEMENT, DATED AS OF OCTOBER 10, 2018, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER. (c) Shares of Preferred Stock shall be in uncertificated, book-entry form as permitted by the bylaws of the Corporation and Nevada law. Within a reasonable time after the issuance or transfer of uncertificated shares and at least annually thereafter, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof a written statement containing the information specified in subsection 5 of Nevada Revised Statutes Section 78.235. Transfers of shares of Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer such shares. The Corporation may refuse any requested transfer until furnished evidence reasonably satisfactory to it that such transfer is made in accordance with the terms of this Certificate of Designation. Section 13. Transfers. 20

(a) Prior to July 31, 2018, without the consent of the Corporation, no Holder may transfer any C-1 Securities other than to an Affiliate of such Holder or in connection with a business combination transaction involving the Corporation. After July 31, 2018, the C-1 Securities shall be unrestricted and freely transferable, subject to applicable securities law binding upon such Holder or transfer. (b) Prior to April 10, 2019, without the consent of the Corporation, no Holder may transfer any C-2 Securities other than to an Affiliate of such Holder or in connection with a business combination transaction involving the Corporation. After April 10, 2019, the C-2 Securities shall be unrestricted and freely transferable, subject to applicable securities law binding upon such Holder or transfer. (c) Notwithstanding anything to the contrary in Section 13(a) or Section 13(b), Holders may make a bona fide pledge of any or all of its Securities in connection with a bona fide loan or other extension of credit, and any foreclosure by any pledged under such loan or extension of credit on any such pledged Securities (or any sale thereof) shall not be considered a violation of Section 13(a) or Section 13(b), as applicable, and the transfer of the Securities by a pledgee who has foreclosed on such loan or extension of credit shall not be considered a violation or breach of Section 13(a) or Section 13(b), as applicable. (d) Any Person that becomes a Holder pursuant to a transfer under this Section 13 shall be subject to all of the terms and conditions of this Certificate of Designation. Section 14. Miscellaneous. (a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Joseph Daches, facsimile number (210) 999-5401, JDaches@lilisenergy.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 14. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (i) the date of transmission (if there is no receipt of notice of a failed delivery to the notice party), if such notice or communication is delivered via e-mail attachment as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (Houston, Texas time) on a Business Day, (ii) the next Business Day after the date of transmission (if there is no receipt of notice of a failed delivery to the notice party), if such notice or communication is delivered via e-mail attachment as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Houston, Texas time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given. (b) Information; Notice. If at any time while the Preferred Stock is outstanding the Corporation is not required to file reports under Section 13(a) or 15(d) of the Exchange Act, the Corporation shall provide to the Holders: 21

(1) quarterly unaudited financial statements prepared in accordance with GAAP within 45 days after the end of each fiscal quarter, in each case, in form and substance acceptable to the Holder Majority; (2) audited annual financial statements prepared in accordance with GAAP within 90 days after the end of each fiscal year of the Corporation (certified by an independent accounting firm of national standing); and (3) annually, within 90 days after the end of the fiscal year, a reserve report prepared or audited by a third party engineering firm of national standing in accordance with Commission guidelines with an “as of” date of December 31 of the preceding calendar year. (c) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed. (d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. The Corporation and each Holder, by acceptance of shares of Preferred Stock, hereby irrevocable and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any district thereof, in any action or proceeding arising out of or relating to this Certificate of Designation, or for recognition or enforcement of any judgment, and each of them hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Corporation and each Holder, by acceptance of shares of Preferred Stock, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Certificate of Designation shall affect any right that any Holder may otherwise have to bring any action or proceeding relating to this Certificate of Designation against the Corporation or its properties in the courts of any jurisdiction. The Corporation hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Certificate of Designation in any court referred to in this Section 14(d). The Corporation and each Holder, by acceptance of shares of Preferred Stock, hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Corporation and each Holder, by acceptance of shares of Preferred Stock, irrevocably consents to service of process in the manner provided for notices in this Certificate of Designation. Nothing in this Certificate of Designation will affect the right of the Corporation or any Holder to serve process in any other manner permitted by law. The Corporation and each Holder, by acceptance 22 of shares of Preferred Stock, hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Certificate of Designation or the transactions contemplated hereby (whether based on contract, tort or any other theory). If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. (e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. (f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. (g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. (h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof. (i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement, the Transaction Agreement or this Certificate of Designation. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C-1 9.75% Convertible Participating Preferred Stock or Series C-2 9.75% Convertible Participating Preferred Stock, as applicable. (j) Calculations. Any calculations made by the Corporation or Board of Directors pursuant to this Certificate of Designation shall be undertaken and made in good faith. ****** 23

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Nevada law. IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 10th day of October, 2018. /s/ Ronald D. Ormand /s/ Joseph C. Daches Name: Ronald D. Ormand Name: Joseph C. Daches Title: Chief Executive Officer Title: President, Chief Financial Officer and Treasurer 24

ANNEX A NOTICE OF CONVERSION (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK) The undersigned hereby elects to convert the number of shares of Series C-1 9.75% Convertible Participating Preferred Stock and Series C-2 9.75% Convertible Participating Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lilis Energy, Inc. a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement or the Transaction Agreement, as applicable. No fee will be charged to the Holders for any conversion, except for any such transfer taxes. Conversion calculations: Conversion of Series C-1 Preferred Stock Date to Effect Conversion: __________________________________________________ Number of shares of Series C-1 Preferred Stock owned prior to Conversion: ___________ Number of shares of Series C-1 Preferred Stock to be Converted: ___________________ Stated Value of shares of Series C-1 Preferred Stock to be Converted: ________________ Number of shares of Common Stock to be Issued:________________________________ Applicable Conversion Price: ________________________________________________ Number of shares of Series C-1 Preferred Stock subsequent to Conversion: ____________ Address for Delivery: ______________________________________________________ or DWAC Instructions: Broker no: __________________________ Account no: _________________________ Conversion of Series C-2 Preferred Stock Date to Effect Conversion: __________________________________________________ Annex A to Certificate of Designation

Number of shares of C-2 Preferred Stock owned prior to Conversion: ________________ Number of shares of C-2 Preferred Stock to be Converted: _________________________ Stated Value of shares of C-2 Preferred Stock to be `Converted: ____________________ Number of shares of Common Stock to be Issued:________________________________ Applicable Conversion Price: ________________________________________________ Number of shares of C-2 Preferred Stock subsequent to Conversion: _________________ Address for Delivery: ______________________________________________________ or DWAC Instructions: Broker no: __________________________ Account no: _________________________ [HOLDER] By: _______________________________________ Name: Title: Annex A to Certificate of Designation

SCHEDULE 7(c) CONVERSION PRICE ADJUSTMENT PRINCIPLES Section 1. Special Definitions. Capitalized terms used but not otherwise defined in this Schedule 7(c) shall have the meaning ascribed to such terms in this Certificate of Designation; for purposes of this Schedule 7(c), the following definitions shall apply: (a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities. (b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock. (c) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 2 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”): (i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Common Stock or Preferred Stock; (ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors; (iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; (v) shares of Common Stock, Options or Convertible Securities issued by the Corporation in one or more underwritten public offerings for cash following the Original Issue Date for gross proceeds of $100,000,000; (vi) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition by the Corporation or any of its Subsidiaries of another Person or any assets of any other Person, whether by merger, purchase or otherwise which issuance is consented to by a Holder Majority; (vii) the 6,940,722 shares of Common Stock issued pursuant to the Purchase and Sale Agreement dated as of January 30, 2018 by and between the Schedule 7(c) to Certificate of Designation — Page 1

Corporation and OneEnergy Operating Partners, LLC (as in effect on the C-1 Original Issue Date); (viii) the Loans (as defined in the Specified Second Lien Credit Agreement) and the issuance of Common Stock on conversion thereof in accordance with the terms of the Specified Second Lien Credit Agreement; (ix) the C-1 Preferred Stock issued on the C-1 Original Issue Date (including any increase in the Stated Value resulting from the payment of dividends thereon) and the shares of Common Stock issued on conversion thereof; (x) the C-2 Preferred Stock issued on the C-2 Original Issue Date (including any increase in the Stated Value resulting from the payment of dividends thereon) and the shares of Common Stock issued on conversion thereof; (xi) the 5,952,763 shares of Common Stock issued on the C-2 Original Issue Date pursuant to the Transaction Agreement; or (xii) the 39,254 shares of Series D Preferred Stock issued on the C-2 Original Issue Date (including any increase in the Stated Value resulting from the payment of dividends thereon) and the shares of Common Stock issued on conversion thereof; (d) “Effective Conversion Price” shall mean, at any time, the lesser of (i) $5.25 (provided, that such price shall be adjusted in the same manner as the Conversion Price is adjusted upon the occurrence of any event specified in Section 7 below) and (ii) the Conversion Price in effect at such time. Section 2. Deemed Issue of Additional Shares of Common Stock. (a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), whether or not such Options or Convertible Securities are then exercisable, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. (b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 3 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security Schedule 7(c) to Certificate of Designation — Page 2

triggered by the event which is the subject of the adjustment) to provide for either (1) any increase or decrease in the number (or conversion rate) of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date. (c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 3 below (either because the consideration per share (determined pursuant to Section 4 below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date, are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security triggered by the event which is the subject to the adjustment) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 2(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. (d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 3 below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued. (e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of Schedule 7(c) to Certificate of Designation — Page 3

consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 2). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made. Section 3. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2 above), without consideration or for a consideration per share less than the Effective Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one- hundredth of a cent) determined in accordance with the following formula: CP2 = CP1 multiplied by [(A + B) ÷ (A + C)] For purposes of the foregoing formula, the following definitions shall apply: “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock; “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue); “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction. For purposes of this Section 3, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned Schedule 7(c) to Certificate of Designation — Page 4

Subsidiaries) shall be considered an issuance of Additional Shares of Common Stock for purposes of this Section 3 unless such shares of Common Stock are Exempted Securities. Section 4. Determination of Consideration. For purposes of this Schedule 7(c) the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows: (a) Cash and Property. Such consideration shall: (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest, without deducting any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses relating to the offering of such Additional Shares of Common Stock; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith jointly by the Board of Directors and the Holders, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the close of business on the date of receipt of such securities; (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith jointly by the Board of Directors and the Holders; and (iv) in the event Additional Shares of Common Stock are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. (b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2 above, relating to Options and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Schedule 7(c) to Certificate of Designation — Page 5

Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, without deducting any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses relating to the offering of such Options or Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities. Section 5. Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 3 above, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period). Section 6. Dividends and Distributions to Common Stock. If the Corporation shall, at any time or from time to time after the Original Issue Date, pay a dividend or make any other distribution payable in securities of the Corporation (other than a dividend or distribution of shares of Common Stock, which shall be subject to Section 7, without duplication), cash or other property, then, and in each such event, provision shall be made so that the Holders shall receive upon conversion, in addition to the number of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which the Holder would have been entitled to receive had such Holder’s Preferred Stock or portion thereof been fully converted into Common Stock on the date of such event (whether or not such Preferred Stock is then convertible) and had the Holders thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities, cash or other property receivable by them as aforesaid during such period; provided, that no such provision shall be made if the Holders receive, simultaneously with the distribution to the holders of its Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holders would have received if such shares of Preferred Stock or portion thereof had been fully converted into Common Stock on the date of such event pursuant to Section 3(a) of this Certificate of Designation (whether or not such Preferred Stock is then convertible). Section 7. Adjustment to Conversion Price and Common Stock Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to any such dividend, Schedule 7(c) to Certificate of Designation — Page 6

distribution or subdivision shall be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 7 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective. Section 8. Adjustment to Conversion Price and Common Stock Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Preferred Stock, to the extent they remain outstanding immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall thereafter be convertible for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which the Holders would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holders had converted the Preferred Stock in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction (whether or not such Preferred Stock is then convertible) and acquired the applicable number of Common Stock then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the conversion of the Preferred Stock); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holders’ rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to this Certificate of Designation in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of the Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction; provided that the foregoing of this parenthetical shall not apply to any such consolidation, merger or similar transaction that constitutes a reincorporation of the Corporation, a holding company formation or a similar reorganization in which, immediately after such transaction, the holders of Common Stock immediately prior to such transaction own all of the common stock of the successor Person in the same proportions as their ownership of Common Stock immediately prior to such transaction). The provisions of this Section 8 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction in which the Preferred Stock will remain outstanding thereafter unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written Schedule 7(c) to Certificate of Designation — Page 7 instrument substantially similar in form and substance to this Certificate of Designation and satisfactory to the Holders, the obligation to deliver to the Holders such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon conversion of the Preferred Stock. Notwithstanding anything to the contrary contained herein (but without modification of any other terms of this Certificate of Designation), with respect to any corporate event or other transaction contemplated by the provisions of this Section 8, the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the conversion rights contained in Section 7 of this Certificate of Designation instead of giving effect to the provisions contained in this Section 8. Section 9. Stockholder Rights Plan. If the Corporation has a stockholder rights plan in effect with respect to the Common Stock upon any conversion, each share of Common Stock issued upon such conversion shall be accompanied by the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Price shall be adjusted pursuant to Section 7 above at the time of separation as if the Corporation distributed such rights to all holders of the Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights. Section 10. Certain Events. If any event of the type contemplated by the provisions of this Schedule 7(c) but not expressly provided for by such provisions (but excluding the issuance or deemed issuance of any Exempted Securities) occurs, then the Corporation shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders in a manner consistent with the provisions of this Schedule 7(c); provided, that no such adjustment pursuant to this Section 10 shall increase the Conversion Price that would otherwise be determined pursuant to this Schedule 7(c). Section 11. Certificate as to Adjustment. As promptly as reasonably practicable following any adjustment of the Conversion Price, Effective Conversion Price, C-1 Initial Market Price or C-2 Initial Market Price (as applicable), but in any event not later than 10 Business Days thereafter, the Corporation shall furnish to the Holders a certificate of an officer setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment was calculated and describing the kind of any other securities issuable upon conversion of the Preferred Stock and any change in the Conversion Price, Effective Conversion Price, C-1 Initial Market Price or C-2 Initial Market Price (as applicable) after giving effect to such adjustment or change. As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder, but in any event not later than 10 Business Days thereafter, the Corporation shall furnish to such Lender a certificate of an officer certifying the Conversion Price, Effective Conversion Price, C-1 Initial Market Price and C-2 Initial Market Price (as applicable) then in effect. Schedule 7(c) to Certificate of Designation — Page 8